EXHIBIT 99

NEWS FROM

Media Contact	October 26, 2006
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Celebrates Relisting on NYSE with Bell Ringing Ceremony

BIRMINGHAM, Ala., October 26, 2006 – HealthSouth Corporation (NYSE:HLS) today celebrated its first day of listing at the New York Stock Exchange (NYSE) under the ticker symbol “HLS.” Attending the Opening Bell Ceremony were: Jon Hanson, Chairman of the Board; Jay Grinney, President and Chief Executive Officer; several members of HealthSouth’s Board of Directors; and members of the company’s executive management team.

“On behalf of HealthSouth’s Board of Directors, we are very pleased to have our stock listed and trading once again on the New York Stock Exchange,” said Jon Hanson, HealthSouth’s Chairman of the Board. “Today’s bell ringing ceremony is symbolic of HealthSouth’s tremendous turnaround and the progress we’ve made in our corporate and financial recovery.”

“HealthSouth’s ringing of today's opening bell at the New York Stock Exchange is a direct reflection of the skill and dedication of our 36,000 employees who continued to provide outstanding care to their patients during the last three, tumultuous years,” said Jay Grinney, HealthSouth President and CEO. “They deserve the credit for positioning the company for future growth. On behalf of everyone at HealthSouth, let me say we are delighted to again be listed on the New York Stock Exchange.”

Attention media: Photos of the opening bell ceremony will be available via Associated Press/New York (212.621.1902), Reuters America (646.223.6285) and Bloomberg Photo (212-617-3420). The Opening BellSM feeds are available via fiber line at Ascent media #1630.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of inpatient rehabilitative services, outpatient rehabilitation centers, surgery centers, and diagnostic imaging centers. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to the consummation of the proposed settlement of pending litigation relating to HealthSouth’s prior reporting and financial practices; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2005; Form 10-Qs for the quarters ended March 31, 2006 and June 30, 2006.

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